UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Sea Pines Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Set forth below is a letter sent by Sea Pines Associates, Inc. to the holders of trust preferred securities held by Sea Pines Associates Trust I on January 21, 2005.

[Company Letterhead]

January 21, 2005

Dear Trust Preferred Security Holder:

In October 2003, the Company suspended payments on its Trust Preferred Securities and its Series A Preferred Shares. The deferral of these payments was required under the terms of the Judgment Loan the Company received from Wachovia Bank. The dividend and interest payments will remain suspended until the Judgment Loan balance is reduced to a level acceptable to the bank. In the case of Trust Preferred Securities, the suspended interest payments carry a premium interest rate of 11.5% rather than the basic 9.5% rate.

The suspension period began with the payment that would normally have occurred on October 31, 2003 and the initial deferral period extended until July 31, 2004. The interest deferral period was further extended until January 31, 2005 to allow the Company time to reduce the Judgment Loan balance.

The Company announced a proposed merger with The Riverstone Group in July 2004, which is expected to close in 2005. If the merger occurs, the merger agreement provides for the Trust Preferred Securities and the Series A Preferred Shares to be redeemed and all accrued interest and dividends to be paid to the holders of these securities.

The enclosed notice is official notification of the Company’s election to extend the deferral period until April 30, 2005, by which time we should know the final outcome of the proposed merger. The deferral period may be further extended, if necessary, in accordance with the terms of the securities.

Be assured that the Board and Management are making every effort to satisfy all dividend and interest obligations to Preferred and Trust Preferred Shareholders as quickly as this can be accomplished in a financially prudent way.

Sincerely,

/s/ Norman P. Harberger

Norman P. Harberger
Chairman

NPH/ml
Enclosure

NOTICE OF INTEREST PAYMENT DEFERRAL

To:	The Holders of 9.5% Trust Preferred Securities of Sea Pines Associates Trust I

Re:	Election of Sea Pines Associates, Inc. to Defer Payment of Interest on 9.5% Junior Subordinated Deferrable Interest Debentures, Series A

Date:	January 21, 2005

     You are hereby notified pursuant to Sections 8.2 and 10.8 of the Amended and Restated Trust Agreement dated February 1, 2000 of Sea Pines Associates Trust I (the “Trust”) that Sea Pines Associates, Inc. (the “Corporation”) has elected to extend until April 30, 2005 the deferral of the payment of interest on the Corporation’s 9.5% Junior Subordinated Deferrable Interest Debentures, Series A (the “Security”) that was scheduled to expire on January 31, 2005, subject to further extension pursuant to the terms of the Security.

     Accordingly, the Trust will not pay the distribution on the Trust Preferred Securities that would be payable on January 31, 2005 if the Corporation had not further deferred the payment of interest on the Security. The Corporation has indicated that while it intends to fulfill the interest requirements as soon as practicable, it may be necessary to further defer the payment of interest on the Security. You will be notified if and when the payment of interest is so further deferred.

/s/ Norman P. Harberger

Norman P. Harberger Administrative Trustee

/s/ Michael E. Lawrence

Michael E. Lawrence Administrative Trustee

/s/ Steven P. Birdwell

Steven P. Birdwell Administrative Trustee